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                                                                   Exhibit 11(a)
                            Blue Wave Systems Inc.

                      Computation of Per Share Net Income
                   (in thousands, except per share amounts)

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                                                                                               Three Months Ended
                                                                                                  December 31,
                                                                                           2000                  1999
                                                                                         -------               -------
 Basic Net Income Per Share:
  Net income applicable to common stock                                                  $   917               $   598
                                                                                         =======               =======

  Weighted average shares outstanding                                                     15,758                14,401

 Basic net income per share                                                              $  0.06               $  0.04
                                                                                         =======               =======

 Diluted Net Income Per Share:
  Weighted average shares outstanding                                                     15,758                14,401

  Effect of common stock equivalents:
    Options granted                                                                          845                 1,080
    Weighted average exercised options and warrants outstanding for portion of
     period, net of equivalent shares purchased at average fair market value                   9                   551
    Effect of using option proceeds to repurchase common stock at average
     fair market value                                                                      (349)                 (306)
                                                                                         -------               -------
      Total common stock equivalents                                                         505                 1,325
                                                                                         -------               -------
   Weighted average diluted shares outstanding                                            16,263                15,726
                                                                                         -------               -------

 Diluted net income per share                                                            $  0.06               $  0.04
                                                                                         =======               =======
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